EXHIBIT 5

                         OPINION AND CONSENT OF COUNSEL


November  15,  2001

CyPost  Corporation
1281  West  Georgia  Street,  Ste.  900
Vancouver,  British  Columbia  V6E  3J7
Canada

Gentlemen:

     We have examined the registration statement on Form S-8 of CyPost Corporation, a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the 1,000,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), under the Modified Retainer Agreement with Kaplan Gottbetter & Levenson, LLP dated November 15, 2001 (the "Retainer"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Retainer.

     We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Retainer, will be legally and validly issued, fully-paid and non- assessable.

     We consent to the use of this opinion as an exhibit to the registration statement and further consent to all references to us in the registration statement and any amendments thereto.

Very  truly  yours,


/s/  KAPLAN  GOTTBETTER  &  LEVENSON,  LLP